EXHIBIT 10.bc

DEFERRED COMPENSATION CONTRACT DEFERRAL OF DIRECTORS’ FEES C. R. BARD, INC. (AS AMENDED AND RESTATED)

THIS AGREEMENT made this                  day of                 , 2005, by and between C. R. BARD, INC., a New Jersey corporation (the “Corporation”) and                  residing at                 , (the “Director”).

WITNESSETH:

WHEREAS, the Corporation and Director previously entered into an agreement dated                 , which allowed the Director to defer receipt of payment compensation for services rendered to the Corporation.

WHEREAS, as a result of the American Jobs Creation Act, the Corporation desires to enter into this amended and restated Agreement.

NOW, THEREFORE, in consideration of the premises, and in consideration of the mutual covenants and agreements herein contained, the Corporation and the Director agree as follows:

SECTION 1.    DEFINITIONS.

1.01    “Beneficiary” means the person (or persons) who are designated by the Director to receive benefits payable upon the Director’s death under this Agreement. Such designation shall be made by the Director on a form prescribed by the Corporation. The Director may at any time change or revoke such designation by written notice to the Corporation. If the Director has no living designated beneficiary on the date of Director’s death, then the benefits otherwise payable to the designated beneficiary under this Agreement shall be paid to the Director’s estate.

1.02    “Change of Control” shall mean a change of control of the nature that would be required to be reported on the Current Report on Form 8-K as in effect on the date hereof pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, provided that, without limitation, a “Change of Control” shall be deemed to have occurred if (a) any person, as defined herein, shall become the beneficial owner at any time hereafter of capital stock of the Corporation, the voting power of which constitutes 20% or more of the general voting power of all of the Corporation’s outstanding capital or (b) individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the “Board” generally and as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least three quarters of the Directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation, as such terms are used in Rule 14a 11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board. No sale to underwriters or private placement of its capital stock by the Corporation, nor any acquisition by the Corporation, through merger, purchase of assets or otherwise, effected in whole or in part by issuance or reissuance of shares of its capital stock, shall constitute a Change of Control. For purposes of the definition of “Change of Control”, the following definitions shall be applicable:

(a) The term “person” shall mean any individual, group, corporation or other entity.

(b) Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation:

(A) which that person owns directly, whether or not of record, or

(B) which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

(C) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (B) above), by an “affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933) of that person or

(D) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (B) above), by an other person with which that person or his “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation,

(c) The outstanding shares of capital stock of the Corporation shall include shares deemed owned through application of clauses (b) (B), (C) and (D), above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

1.03    “Closing Price” shall mean as of any given date the composite closing price on the New York Stock Exchange for such date.

1.04    “Code” shall mean the Internal Revenue Code of 1986, as amended (or any successor statute thereto).

1.05    “Committee” shall mean the Governance Committee of the Board or such other committee as may be designated by the Board.

1.06    “Deferred Account” shall mean the book account maintained by the Corporation to record the Director’s Deferred Amounts and other amounts credited by the Corporation. As used herein, the term Deferred Account includes both the Deferred Stock Account and the Deferred Interest Account.

1.07    “Deferred Amount” shall mean the amount of fees that the Director elects to defer pursuant to Section 2 below.

1.08    “Deferred Interest Account” shall mean the Deferred Account described in Section 2.02(b).

1.09    “Deferred Stock Account” shall mean the Deferred Account described in Section 2.02(a).

1.10    “Payment Date” shall mean the first day of the calendar month next following the Termination Date.

1.11    “Shares” shall mean shares of common stock, par value $.25, of the Corporation.

1.12    “Share Units” shall mean the number of Shares deemed to be credited to the Director’s Account for recordkeeping purposes only. Share Units represent an obligation to pay a cash benefit based on the Closing Price of Shares as of the applicable date of distribution.

1.13    “Term” shall mean the date of election or appointment of the Director and expiring on the date on which occurs the termination of the Director’s service by reason of expiration of term or the date of resignation, removal or death of the Director whichever shall occur first.

1.14    “Termination Date” shall mean the date that the Director ceases to be a member of the Board.

SECTION 2.    ELECTION TO DEFER DIRECTOR’S FEES.

2.01    Election.    Prior to the thirty-first day of December of each calendar year during the Term, the Director may instruct the Corporation to defer the Director’s fees otherwise payable to Director for services rendered in the following calendar year. The Director shall by written notice designate which Deferred Account (the Deferred Interest Account or the Deferred Stock Account) or Deferred Accounts that the Corporation should establish for said Director and the percentage (but not less than 25%) of the Deferred Amount to be credited to each such Deferred Account as set forth below.

2.02    Deferred Accounts.

(a) The portion of the Deferred Amount designated to be credited to the Deferred Stock Account shall be credited to the Director’s Deferred Stock Account established on the books of the Corporation for this purpose. The amount credited to the Director’s Deferred Stock Account at the end of each quarter during the Term shall immediately be converted to Share Units by dividing the Deferred Amount by the Closing Price on the date that the Director would have received such fees and rounding the result to the nearest hundredth of a share. When the Corporation pays a dividend on its Shares, until the Director’s Deferred Stock Account has been fully distributed, the Director’s Deferred Account shall be credited with an additional number of Share Units equal to the number Shares (to the nearest hundredth of a share) which could have been purchased based upon the Closing Price of a Share with the amount of dividends that would have been received on the number of Shares related to the Share Units credited to the Director’s Deferred Stock Account. In the event of any stock dividend, stock split, combination of shares, recapitalization or the like of the common stock of the Corporation, the Corporation shall make appropriate adjustment in the number of Share Units credited to the Director’s Deferred Stock Account.

(b) The portion of the Deferred Amount designated to be credited to the Deferred Interest Account shall be credited to the Director’s Deferred Interest Account established on the books of the Corporation for this purpose. At the end of each calendar quarter until the Director’s Deferred Interest Account has been fully distributed, the Director’s Deferred Interest Account shall be credited with (i) simple interest equal to the average percentage of interest earned by the Corporation on its marketable securities portfolio during the preceding three (3) months, or (ii) if the Corporation fails to have a marketable securities portfolio, the prime rate as of the end of each calendar quarter as published in the Wall Street Journal.

SECTION 3.    PAYMENT OF BENEFITS.

3.01    Default Distribution.    Unless a Participant elects annual installment payments pursuant to Section 3.02, payment of the amount attributable to the Participant’s Deferred Accounts shall be paid in a lump sum payment on the Payment Date.

3.02    Deferred Distribution.    A Participant may make an irrevocable election to receive benefits under the Plan in equal annual installments for a period of not greater than ten (10) years. If such election is made before the later of January 1, 2006 or the 30th day following the Participant’s entry into this Agreement, such benefits shall commence as of the Payment Date.

3.03    Subsequent Deferrals.    If the election described in Section 3.02 is made after the later of January 1, 2006 or the 30th day following the Participant’s entry into this Agreement, such benefits shall commence with the first day of the month next following the fifth anniversary of the Payment Date. A Participant’s subsequent election to receive benefits in annual installments must be made at least twelve months prior to the expiration of the Participant’s Term. An election by the Participant made within the twelve month period prior to the Participant’s Termination Date shall be null and void and the Participant’s benefits under the Plan shall be distributed in a lump sum.

3.04    Payment upon Change of Control.    Upon a Change of Control, all amounts due Director shall be paid in a lump sum on the Payment Date.

SECTION 4.    DEATH BENEFITS.

4.01    If Director dies on or after the date payment of Director’s distributable interest under the Agreement is made or commences, the Director’s Beneficiary shall receive the Director’s remaining distributable interest under the Agreement in the manner determined under Section 3 and any election of the Director in effect as of the Director’s date of death.

4.02    If a Director dies prior to the date payment of the Director’s distributable interest under the Agreement is made or commences, the Director’s Beneficiary shall receive the payment or payments, if any, the Director would have received had the Director terminated service as on the date of the Director’s death.

SECTION 5.    ADMINISTRATION.

The Agreement shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; it is expected that such subcommittee shall consist solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code; provided, however, that the failure of the subcommittee to be so constituted shall not impair the validity of any benefit made by such subcommittee. Subject to the provisions of the Agreement, the Committee shall have exclusive power to determine the amount of, or method of determining, the benefit to be paid to the Directors. The Committee is authorized to interpret the Agreement, to establish, amend or rescind any rules and regulations relating to the Agreement and to make any other determinations that it deems necessary or desirable for the administration of the Agreement. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Agreement in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Agreement, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, the Directors and his or her beneficiaries or successors). The Committee shall have the full power and authority, consistent with the provisions of the Agreement, to establish the terms and conditions of any benefit and to waive any such terms or conditions at any time. The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of benefit paid under this Agreement.

SECTION 6.    UNFUNDED AGREEMENT.

6.01    Any benefit under this Agreement is intended to constitute an “unfunded” deferred compensation benefit for Directors and as such, to be exempt from ERISA.

6.02    Any amount due and payable pursuant to the terms of the Agreement shall be paid out of the general assets of the Corporation. The Directors and any Beneficiaries shall not have an interest in any specific asset of the Corporation or any specific asset held hereunder as a result of this Agreement. The Corporation shall have no obligation to set aside any funds for the purpose of making any benefit payments under this Agreement. Nothing contained herein shall give the Director or any Beneficiaries any rights that are greater than those of an unsecured creditor of the Corporation with respect to any unpaid benefits under this Agreement. No action taken pursuant to the terms of this Agreement shall be construed to create a funded arrangement, Agreement asset, or fiduciary relationship among the Corporation, its designee, and the Directors or any Beneficiaries.

SECTION 7.    AMENDMENT AND TERMINATION.

The Corporation reserves the right, at any time and from time to time, to alter, amend or terminate this Agreement in whole or in part; provided, however, that no such action may reduce or eliminate the Participant’s Deferred Amount and other amounts credited by the Corporation in the Deferred Account as of the date of the act by the Corporation.

SECTION 8.    DISPUTE RESOLUTION.

8.01    Arbitration.

(a) The parties agree that any dispute or claim concerning this Agreement or the terms thereof, including whether such dispute or claim is arbitrable, will be settled by arbitration. The arbitration proceedings shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. Either party shall make a demand for arbitration by giving a demand in writing to the other party.

(b) The parties may agree upon one arbitrator, but in the event that they cannot agree, there shall be three, one named in writing by each of the parties and a third chosen by the two arbitrators. Should either party refuse or neglect to join in the appointment of the arbitrator(s) or to furnish the arbitrator(s) with any papers or information demanded, the arbitrator(s) are empowered by both parties to proceed ex parte. The arbitrators shall be persons who have a minimum of five years’ experience in resolving pension trust disputes during the ten years immediately preceding the dispute.

(c) Arbitration shall take place in the Borough of New Providence, State of New Jersey, and the hearing before the arbitrator(s) of the matter to be arbitrated shall be at the time and place within said Borough as is selected by the arbitrator(s).

(d) At the hearing, any relevant evidence may be presented by either party, and the formal rules of evidence and discovery applicable to judicial proceedings shall not be applicable. Evidence may be admitted or excluded in. the sole discretion of the arbitrator(s). Said arbitrator(s) shall hear and determine the matter and shall execute and acknowledge their binding award in writing and cause a copy thereof to be delivered to each of the parties. The decision of the arbitrator(s) including determination of amount of any damages suffered shall be exclusive, final and binding upon both parties, their heirs, executors, administrators, successors, and assigns.

(e) A judgment confirming the award of the arbitrator(s) may be rendered by any court having jurisdiction; or such court may vacate, modify, or correct the award in accordance with the prevailing laws of the State of New Jersey. To the extent that any language contained in this arbitration clause shall be inconsistent with any provision of NJS 2A:24-1 et seq. or any provision of the Commercial Arbitration Rules referred to herein, it is the intention of the parties hereto that the subsequent inconsistent provision of this clause shall control.

(f) Notwithstanding anything contrary in this Agreement, this section is in no way an attempt to limit discovery which shall be at the sole discretion and prior approval of the arbitrator(s) and his (their) rulings on discovery shall be binding; however, he (they) is (are) to be guided by the most expeditious manner in resolving disputes under this Agreement.

8.02    Costs & Attorney Fees.

The costs of such arbitration shall be borne by the Corporation. In the event that the Director shall be the prevailing party in any arbitration or any action at law or in equity to enforce an arbitration award, the Company shall pay the Director all costs, expenses and reasonable attorneys’ fees incurred therein by such Director including, without limitation, such costs, expenses and fees on any appeals.

SECTION 9.    TRANSFERABILITY.

Neither the Director nor the Director’s Beneficiary or estate shall have any right to commute, sell, assign, transfer or otherwise convey the rights to receive any payment hereunder, which payments and all the rights thereto are expressly declared to be non-assignable and non-transferable, and in the event of any attempted assignment or transfer, the Corporation shall have no further liability hereunder. No benefit payment shall, in any manner be subject to garnishment, attachment, execution, levy, debts, contracts, liabilities, engagements or torts of the Director or Director’s designated beneficiary or estate.

SECTION 10.    ASSIGNMENT.

Except as herein provided, this Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors (including but not limited to successors resulting from any corporate merger or acquisition) or assigns.

SECTION 11.    NO RIGHTS TO CONTINUED DIRECTORSHIP.

Nothing in this Agreement shall confer upon a Director any right to continue to service as a member of the Board of Directors or any committee of the Board of Directors, to be retained by the Corporation as a consultant or to be employed by the Corporation as an employee and shall not interfere in any way with the right of the Corporation to terminate the Director’s service as a member of the Board of Directors or any committee of the Board of Directors as set forth in the by-laws of the Corporation or the Director’s consulting or employment relationship with the Company, if any, at any time.

SECTION 12.    NOTICES.

Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office as registered mail, postage prepaid, addressed, as appropriate, either to the Director at his or her address hereinabove set forth or such other address as he or she may designate in writing to the Corporation, or to the Corporation, Attention: Secretary, at 730 Central Avenue, Murray Hill, New Jersey 07974, or such other address as the Corporation may designate in writing to Employee

SECTION 13.    GOVERNING LAW.

This Agreement shall be governed by and construed according to the laws of the State of New Jersey, determined without regard to its conflicts of law rules.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

Director C. R. BARD, INC.

By: